American Century Asset Allocation Portfolios, Inc.
AMENDMENT NO. 1 to MANAGEMENT AGREEMENT
THIS Amendment No. 1 to MANAGEMENT AGREEMENT (“Amendment”) is effective as of the 23rd day of September, 2025, by and between AMERICAN CENTURY ASSET ALLOCATION PORTFOLIOS, INC., a Maryland corporation (the “Company”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (the “Investment Manager”).
WHEREAS, the Company and the Investment Manager are parties to a certain Management Agreement effective as of March 10, 2021 (“Agreement”);
WHEREAS, the parties hereto desire to enter into this Amendment to reflect the addition of a new series of shares named One Choice Blend+ 2070 Portfolio;
WHEREAS, the parties hereto desire to enter into this Amendment to reflect the merger of the series of shares titled One Choice Blend+ 2015 Portfolio into the series of shares titled One Choice Blend+ 2020 Portfolio; and
WHEREAS, the parties hereto desire to enter into this Amendment to reflect the name change of One Choice Blend+ 2020 Portfolio to One Choice Blend+ In Retirement Portfolio.
NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:
1.Amendment of Schedule A. Schedule A to the Agreement is hereby amended by deleting it in its entirety and inserting in lieu therefor the Schedule A attached hereto.

2.Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

3.Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective duly authorized officers to be effective as of the day and year first above written.

American Century Investment Management, Inc.	American Century Asset Allocation Portfolios, Inc.
/s/ Victor Zhang	/s/ Patrick Bannigan
Victor Zhang President	Patrick Bannigan President

American Century Asset Allocation Portfolios, Inc.

American Century Asset Allocation Portfolios, Inc.

American Century Asset Allocation Portfolios, Inc. Schedule A: Fee Schedule

Schedule A
Fee Schedule

Series	Annual Management Fee by Class
	Investor	I	A	R	R6
One Choice Blend+ 2070 Portfolio	0.58%	0.38%	0.58%	0.58%	0.23%
One Choice Blend+ 2065 Portfolio	0.58%	0.38%	0.58%	0.58%	0.23%
One Choice Blend+ 2060 Portfolio	0.58%	0.38%	0.58%	0.58%	0.23%
One Choice Blend+ 2055 Portfolio	0.58%	0.38%	0.58%	0.58%	0.23%
One Choice Blend+ 2050 Portfolio	0.58%	0.38%	0.58%	0.58%	0.23%
One Choice Blend+ 2045 Portfolio	0.58%	0.38%	0.58%	0.58%	0.23%
One Choice Blend+ 2040 Portfolio	0.58%	0.38%	0.58%	0.58%	0.23%
One Choice Blend+ 2035 Portfolio	0.58%	0.38%	0.58%	0.58%	0.23%
One Choice Blend+ 2030 Portfolio	0.58%	0.38%	0.58%	0.58%	0.23%
One Choice Blend+ 2025 Portfolio	0.58%	0.38%	0.58%	0.58%	0.23%
One Choice Blend+ In Retirement Portfolio	0.58%	0.38%	0.58%	0.58%	0.23%

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